Exhibit 10.1

May 08, 2017

Mr. John M. Maslowski
Chief Executive Officer
Fibrocell Science, Inc.
405 Eagleview Boulevard
Exton, PA 19341

Dear John:

On behalf of AC Lordi, we appreciate the opportunity to provide you with professional services. This Engagement Letter governs the relationship between the parties. Each engagement we perform for you will be embodied in a separate Addendum to this Engagement Letter.
In this letter, the terms “you” and “your” refer to Fibrocell Science, Inc. and the terms “we,” “us,” and “our” refer to AC Lordi Consulting, Inc. For other definitions, see Paragraph 24.
1.Term. This Engagement Letter is effective as of the date stated above, and continues until terminated by either party upon 30 days prior written notice to the other party. The provisions of Paragraphs 4, 6, 7, 10, 11, 12, 13, 14, 17 and 18 will survive any termination of this Engagement Letter.
2.Consulting Services. We will provide accounting, internal audit, or business advisory services to you as described in the Addendum # 10 attached and subsequent addenda entered into between us, which we refer to in this Engagement Letter as our “services.”
3.Addenda; Conflicts. Each Addendum must i) be set forth in a written document signed by both parties, ii) list specific services to be provided, and iii) specify rates for service providers, to be valid. Each Addendum will be subject to this Engagement Letter. If there is a conflict between any Addendum and this Engagement Letter, the Addendum will prevail.
4.Ownership. Upon full payment to us, you will own any Work Product, subject to any restrictions set forth in this Engagement Letter or any Addendum, and Work Product is a work for hire made by us for you. We retain all ownership rights to the Know-How and to the extent Know-How is incorporated in the Work Product, we grant you a limited, non-transferable, paid-up, license to use the Know-How in your business to the same extent you may use the Work Product.
5.Independent Contractor. In performing our services under this Engagement Letter, we are an independent contractor. No employer-employee, partnership, joint-venture, or agency relationship exists between us and you. Within any parameters set forth in the Addendum, we retain the discretion to determine how, when and where to perform the services, how to staff them, and what methods to use. We acknowledge that we shall be solely responsible for any national or local income taxes or national or local self-employment taxes arising with respect to the amounts payable hereunder and that we have no supranational, national or local law workers’ compensation rights with respect to the services provided herein. We acknowledge that you shall not provide to us workers’ compensation, disability insurance, Social Security or unemployment compensation coverage nor any other statutory benefit generally granted to your employees. We shall comply at our expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors.

www.aclordi.com

Mr. John M. Maslowski
Chief Executive Officer
Fibrocell Science, Inc.

6.Confidentiality. Each party agrees that during and after the term of this Engagement Letter it will keep confidential and will not use or disclose to any third party any confidential or proprietary information learned by such party or disclosed to such party in connection with this Engagement Letter or the services contemplated hereby, except for use or disclosure necessary to perform services under this Engagement Letter. Unless expressly stated in an Addendum, you acknowledge that our services will not involve our storage, transmission, or processing of any personally identifiable information or personal health information. This Paragraph 6 is complementary to and does not supersede any confidentiality or nondisclosure agreement already in force between the parties. You and we acknowledge U.S. federal law (18 U.S.C. § 1833(b)) states that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  You and we acknowledge that law further states that an individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual-(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. For the avoidance of doubt, nothing in this Engagement Letter is intended to, nor shall be construed to, conflict with 18 U.S.C. § 1833(b).
7.Fees and Expenses. Invoices will be based on rates set forth in Addendum and hours worked by our consultants. You will pay applicable out-of-pocket travel-related expenses.
a.Payment. We will invoice you monthly. You will pay us within 30 days of receipt of invoices.
b.Past due amounts. For past due amounts, we may add a 1% monthly service charge on your unpaid balance.
c.Collection fees. We may add the cost of reasonable collection or legal fees and expenses required to collect on your unpaid balance.
d.Additional Fees. We may charge additional fees as mutually agreed if events beyond our control (including your acts or omissions) affect our ability to perform the services as originally planned or if you ask us to perform additional tasks.
e.Termination Charges. If you terminate the services without cause before completion of an Addendum, you will pay us for our work performed to the effective date of termination at the applicable rates, and reimburse us for any incremental wind-down costs we may incur on account of such early termination, such as severance or similar costs with respect to personnel and mitigating our costs connected with commitments we entered into in order to perform the services.
f.Subpoenas, etc. If either party (the “Subpoenaed Party”) is required by subpoena, applicable law, investigation or other legal process or government action to produce information or personnel as witnesses with respect to the services or this Engagement Letter the other party will reimburse the Subpoenaed Party for any professional time and expenses (including reasonable external and internal legal costs) incurred to respond to the demand or request, unless the Subpoenaed Party is a party to the proceeding or the subject of the investigation.

Mr. John M. Maslowski
Chief Executive Officer
Fibrocell Science, Inc.

g.Taxes. All fees, charges and other amounts payable to us hereunder exclude any sales, use, excise, value added or other applicable taxes, tariffs or duties. Payment of any taxes is your responsibility, except taxes based on our net income or our employment relationships.
h.No Benefits. Subject to Section 22, in performing our services under this Engagement Letter, we acknowledge and agree that none of our service providers are eligible for any of your company’s employee benefits (including without limitation any stock options, stock purchases, equity award, deferred compensation, pension, thrift, profit sharing, employee stock ownership, group life insurance, medical coverage, disability insurance, education, or other retirement or employee benefits), and, to the extent one of our service providers would be eligible for such employee benefits but for the express terms of this Engagement Letter, we hereby expressly decline to participate.
8.Cooperation. You will cooperate with us in our performing services for you, including assigning a qualified person to oversee your part of the project, providing us with reasonable facilities and timely access to your data, information and personnel, and any specific resources or cooperation set forth in the Addendum. You are responsible for your employees’ and agents’ performance, and for the accuracy and completeness of all data and information you provide to us.
9.Warranties. We represent and warrant that our services will be performed in good faith in a professional and workmanlike manner with professional diligence and skill appropriate to our industry and responsibility. We further represent and warrant that we are not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Engagement Letter. We represent and warrant that our performance of all of the terms of this Engagement Letter will not breach any agreement to keep in confidence proprietary information that we have acquired in confidence or in trust prior to this Engagement Letter. We make no other representations or warranties.
10.Work Product. Any Work Product is for your internal use only, which includes use by your agents, representatives, and affiliates, subject to any restrictions set forth in this Engagement Letter or any Addendum. Any Work Product will reflect our observations as of the date of issuance. We do not intend and are not obliged to update, revise, or amend the Work Product, but reserve the right to do so.
11.Disclaimers. Our services are not intended to be an audit, examination, attestation, special report, or agreed-upon procedures engagement, as those services are defined in the American Institute of Certified Public Accountants (AICPA) literature applicable to such engagements conducted by independent auditors. Accordingly, our services will not result in the issuance of a written communication to third parties by us or other form of assurance with respect to your internal control system over financial reporting or otherwise, or your compliance with laws, regulations or other matters. You may not rely on any draft Work Product we may provide, and no third party may rely on our Work Product at all without our express written permission. You agree not to include our Work Product in any filing with the Securities Exchange Commission or any other body, unless otherwise provided in an Addendum. We will not perform any management functions, make management decisions, or perform in a capacity equivalent to that of your employees, except as a necessary incident of our services set forth in an Addendum. Further, we give no guaranty of results that may be achieved by you through our services. We will rely on the information you make available, without independent evaluation or verification, unless such evaluation or verification is an express part of our services according to the applicable Addendum. You represent and warrant that nothing you provide to us will infringe the intellectual property, trade secret, or other rights of third parties. Our services may include observations or recommendations, but all decisions in connection with the implementation of such observations and recommendations are your sole responsibility. Any use you may make of our Know-How is “as-is.” We do

Mr. John M. Maslowski
Chief Executive Officer
Fibrocell Science, Inc.

not make any representation as to sufficiency of your compliance procedures, unless evaluation of such procedures is an express part of our services according to the applicable Addendum, nor are we providing any legal advice.
12.Limitation of Liability. Neither party will be liable to the other party or to a third party for any indirect, incidental, special, punitive, exemplary, or consequential damages, costs, expenses, or losses, including but not limited to damages based on lost revenues, lost profits, or lost business opportunities. We shall not be in the aggregate liable for any reason for a total amount in excess of the fees we receive under the Addendum governing the services which gave rise to the liability. These dollar limitations on our liability in the preceding sentence will not apply to the extent you incur losses and damages on account of our own gross negligence, fraud or other willful misconduct. Any claims arising from this Engagement Letter must be brought within 2 years of the occurrence of the event giving rise to such claim but no more than 1 year after the injured party knows or should know of the injury.
13.Indemnity.
a.Subject to Paragraph 12, we will indemnify, hold harmless, and defend you and your directors, officers, employees, and affiliates from all claims, losses, and damages asserted by third parties, including attorneys’ fees and all costs of investigation and suit, to the extent resulting from

i.	any breach by us of our express obligations under this Engagement Letter or an Addendum; and

ii.	our gross negligence or willful misconduct.
b.You will indemnify, hold harmless, and defend us and our directors, officers, employees, agents, representatives, and affiliates from all claims, losses, and damages asserted by third parties, including attorneys’ fees and all costs of investigation and suit, to the extent resulting from

i.	any breach by you of your express obligations under this Engagement Letter or an Addendum;

ii.	a third-party’s use or possession of, or reliance upon, our advice, recommendations, information or Work Product contrary to the terms of this Engagement Letter;

iii.	your use or disclosure of our advice, recommendations, information or Work Product;

iv.	any actions taken or omitted in connection with this Engagement Letter or an Addendum; and

v.	our use in connection with the services of any information, data, or other materials you supply to us, unless resulting from any breach by us of our express obligations under this Engagement Letter or an Addendum or our gross negligence or willful misconduct.
c.Each party retains the following rights: i) to conduct or participate in the defense or settlement of any claim against it, at its expense; and ii) to approve settlement of any claim which imposes upon it a restriction or any obligation other than the payment of money damages.
14.Non-Solicitation.
a.You will not directly or indirectly i) hire; ii) attempt to hire; or iii) induce or actively attempt to influence, any of our employees to terminate or reduce their relationship with us during the term of this Engagement Letter and for 1 year thereafter. If any of our employees provide services to you outside this

Mr. John M. Maslowski
Chief Executive Officer
Fibrocell Science, Inc.

Engagement Letter during the term of this Engagement Letter and for 1 year thereafter, you will pay us, without regard to the liability limitations of Paragraph 12, i) 100% of that person’s Starting Compensation, if hired as your full-time employee; or ii) 100% of his or her weekly earnings from services provided to you for 1 year, if not hired as your full-time employee, as a fee for the additional benefit you obtain. This Paragraph 14 will apply regardless whether it is you or your affiliate that hires our employee or former employee.
b.We will not i) hire; ii) attempt to hire; or iii) induce or actively attempt to influence, any of your employees to terminate or reduce their relationship with you during the term of this Engagement Letter and for 1 year thereafter. If any of your employees provide services to us outside this Engagement Letter during the term of this Engagement Letter and for 1 year thereafter, we will pay you, without regard to the liability limitations of Paragraph 12, i) 100% of that person’s Starting Compensation, if hired as our full-time employee; or ii) 100% of his or her weekly earnings from services provided to us for 1 year, if not hired as our full-time employee, as a fee for the additional benefit we obtain.
c.This Paragraph 14 does not prohibit one party from hiring an individual who is or was the other’s employee if:

i.	the individual leaves the other party’s employ at least 120 days before the hiring; or

ii.	the other party terminates the individual at least 30 days before the opening is posted; or

iii.	the individual has not been directly involved with the services provided under this Engagement Letter; or

iv.	you or your affiliate hire the individual for work in a substantially different business unit than the unit served under this Engagement Letter; and

v.
in any of the foregoing cases, the individual is hired in response to bona fide job openings advertised as part of a general solicitation and in the normal course of business, and the hiring party made no overture and engaged in no communication with the individual whatsoever in regard to the opening until the individual responded to the advertisement.

15.Entire Agreement. This Engagement Letter, as supplemented by any Addenda, is the entire agreement between the parties, and supersedes all prior agreements, whether oral or written, between the parties about the subject matter hereof. Any amendment or other changes to this Engagement Letter or any Addendum must be in writing and signed by both parties.
16.No Waiver; Severability. Waiver of any term of this Engagement Letter or any Addendum must be in writing and signed by the waiving party. If any provision of this Engagement Letter is determined to be unenforceable or invalid, the remaining provisions of this Engagement Letter will remain in full force and effect.
17.Choice of Forum and Law; Attorneys’ Fees. Disputes arising under this Engagement Letter or any Addendum must be resolved in accordance with Pennsylvania law, without reference to principles of conflicts of laws, in the state or Federal courts sitting in Philadelphia, Pennsylvania. The prevailing party in any proceeding brought to enforce this Engagement Letter or any Addendum is entitled to recover its reasonable attorneys’ fees and costs.

Mr. John M. Maslowski
Chief Executive Officer
Fibrocell Science, Inc.

18.Notices. Notices must be provided in writing. Notices shall be sufficient if delivered in person, via a reputable express carrier, or by registered or certified mail. Notices will be delivered to you at the address stated in the first page of this Engagement Letter. Notices will be delivered to us at 75 Valley Stream Parkway, Malvern, PA 19355 c/o Law Department.
19.Force Majeure. Neither party will be liable or in default for any delay or failure of performance resulting directly from anything beyond the control of the nonperforming party, such as acts of God; acts of civil or military authority; acts of a public enemy; war; hurricanes, tornadoes, storms, earthquakes, or floods; fires or explosions; governmental regulation; or strikes, lockouts, or other work interruptions.
20.Voluntary Agreement. Both parties have read and understand this Engagement Letter. Each party had an opportunity to consult with legal counsel of its choice.
21.Assignment; Subcontracting. Neither of us will assign this Engagement Letter or delegate performance. However, except with respect to any individuals specifically named on the accompanying Addendum, we may subcontract all or portions of the services to our affiliates or other subcontractors who may serve you directly, so long as (a) we reasonably believe they have sufficient qualifications and experience and (b) they are bound by comparable obligations to protect your confidential information. In any such case we will remain primarily liable for proper performance of the services. Further, either party may assign this Engagement Letter to its affiliate or to an entity acquiring substantially all of the assignor’s business, so long as (i) the assignee is not a competitor of the non-assigning party, and (ii) the assignee becomes bound by all obligations of the Assignor relating to this Engagement Letter and has the financial and operational ability to perform such obligations.
22.Insurance. Each party will maintain customary, reasonable and prudent insurance with reputable companies to protect against liabilities which may arise out of its respective obligations under this Engagement Letter throughout the term hereof. Further, if the Services include providing you with an interim Principal Accounting Officer and Principal Financial Officer (the “Interim Officer”) you will see that the Interim Officer is covered by all the same Director’s and Officer’s insurance policies, and all other liability insurance policies, as cover your senior officers and directors. You will provide us with certificates evidencing of all such coverage before we or our professionals undertake any duties for you, and you will see that the carriers agree to notify us in writing at least thirty (30) days before any cancellation or material alteration of coverage. You will ensure that all such coverage survives for seven (7) years after termination of this engagement letter, or will purchase a directors' and officers' extended reporting period, or "tail," policy, to cover the Interim Officer.
23.Affiliates. You agree to see that your affiliates comply with all of the terms and conditions of this Engagement Letter.
24.Definitions.
a.“Work Product” means tangible (including electronic form) results of services performed pursuant to this Engagement Letter and an Addendum, but specifically excluding any Know-How.
b.“Know-How” means AC Lordi’s various concepts, methodologies, and techniques; models; templates; software, user interfaces or screen designs; general purpose consulting and software tools; logic, coherence and methods of operation of systems; and knowledge created, developed, acquired, or owned by us, our agents, employees, and contractors.

Mr. John M. Maslowski
Chief Executive Officer
Fibrocell Science, Inc.

c.“Starting Compensation” includes annualized first-year salary and all guaranteed bonuses, but does not include any commissions, prospective bonuses or other variable incentives.
If this Engagement Letter and the attached Addendum are acceptable to you, please indicate your acceptance and authorization for us to proceed with the related work by signing the Addendum in the appropriate space and returning one original to me.
We look forward to working with you. If we can provide you with any additional information, please feel free to contact me at (610) 738-0100.
Very truly yours,

AC LORDI

/s/ Lisa A. Embon
Lisa A. Embon
Principal, Accounting Services

Client Agreement and Acknowledgement:

FIBROCELL SCIENCE, INC.

By:	/s/ John M. Maslowski
John M. Maslowski
Chief Executive Officer
May 8, 2017

Mr. John M. Maslowski
Chief Executive Officer
Fibrocell Science, Inc.
May 08, 2017
Addendum #10

Addendum #10 - VP of Corporate Accounting and Controller

Lisa A. Embon (a/k/a Lisa Hilburn) will perform the duties of the VP of Corporate Accounting and Controller. Job description is as follows:
· Serve as the Company’s Principal Accounting Officer and Principal Financial Officer.
· Responsible for the accounting operations of the Company.
· Responsible for the establishment, implementation and maintenance of accounting records and budgeting.
· Responsible for the review of the Company’s transaction-processing operations, policies and procedures.
· Responsible for ensuring that the Company is in compliance with federal, state and local tax regulations.
·        Keep full and accurate accounts of all assets, liabilities, commitments, revenues, costs and expenses, and other financial transactions of the Company, and conform them to GAAP with appropriate internal controls.

· Ensure that the monthly, quarterly and annual financial, regulatory and management reporting is completed on a timely basis and in accordance with GAAP.
·        Responsible for the production and review of financial statements and disclosures relating to the Company’s financial results for inclusion in filings with the SEC and that such financial statements and disclosures are prepared in accordance with GAAP.

· Responsible for reporting to the Board/Audit Committee on a regular basis
· Optimize the accounting departmental organizational structure and processes to achieve department’s goals and objectives.
· Manage accounting team
· Serve as primary contact for and manage external audit, valuation specialists and tax service providers
· Serve as primary contact for and manage external legal providers
· Drive financial and administrative projects as needed
· Lead the process for the production of the annual operating plan
· Provide financial forecasts and analysis, as needed
· Responsible for implementing and ensuring adherence to accounting policies and procedures
· Identify opportunities to increase efficiencies and improve processes
· Develop and maintain internal controls for key processes and drive processes and controls assuring SOX compliance
· Responsible for equity accounting and oversight of equity administration
· Manage financial information systems monitoring and controls
· Additional staffing resources will be utilized as determined necessary; and
· Execute documents (including agreements and certifications) on behalf of the Company as directed by the Chief Executive Officer and/or Board of Directors
· Special projects as requested.

Fees for services provided as part of this Addendum, performed by Lisa A. Embon, will be an amount up to $425 per hour as mutually agreed upon by the parties.

Estimated Timeline: The engagement is expected to begin on or about May 08, 2017 and will be ongoing.

Expenses: You will pay our reasonable, service-related and out-of-pocket travel expenses.

Mr. John M. Maslowski
Chief Executive Officer
Fibrocell Science, Inc.
May 08, 2017
Addendum #10

Work Space: You will provide appropriate workspace and access to required resources for us.
This Addendum is made in accordance with the Engagement Letter between the parties named below effective as of May 08, 2017. Changes to this Addendum must be in writing and signed by both parties.

Very truly yours,	Agreed to by:

AC LORDI	FIBROCELL SCIENCE, INC.

/s/ Lisa A. Embon	/s/ John Maslowski
Lisa A. Embon	John Maslowski
Principal, Accounting Services	Chief Executive Officer